EXHIBIT 99.1

BioCryst Reports Third Quarter 2016 Financial Results

RESEARCH TRIANGLE PARK, N.C., Nov. 07, 2016 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the third quarter ended September 30, 2016.

“Our company’s primary focus is on the execution of the APeX-1 trial of BCX7353,” said Jon P. Stonehouse, President & Chief Executive Officer.  “The screening success rate in APeX-1 has been high, approximately 90%, similar to our previous studies in HAE. We are pleased that subject screening has gained momentum recently. As of last Friday, 19 subjects have been screened, of whom 16 have been randomized. Based on our current number of randomized patients, we are modifying our projection for reporting the results of part one to the first quarter of 2017.”

Third Quarter Financial Results

For the three months ended September 30, 2016, revenues decreased to $7.8 million from $11.0 million in the third quarter of 2015, largely due to decreased RAPIVAB® product sales associated with the transition of RAPIVAB commercialization to the Company’s partner, Seqirus UK Limited (Seqirus), as well as a decrease in collaborative revenue associated with galidesivir (formerly BCX4430) development, which is funded by U.S. Government contracts. This decrease was offset by a large increase in RAPIACTA® royalties from government stockpiling sales by the Company’s commercial partner in Japan, Shionogi & Co. Ltd. (Shionogi).

Research and Development (R&D) expenses for the third quarter of 2016 decreased to $14.1 million from $20.1 million in the third quarter of 2015.  This decrease was related to the discontinuation of avoralstat development activities subsequent to OPuS-2 during the summer.

General and Administrative (G&A) expenses for the third quarter of 2016 were $2.8 million, and were consistent with $2.7 million for the third quarter of 2015.

Interest expense, which is currently and primarily related to the Company’s non-recourse notes payable, was $1.5 million in the third quarter of 2016 and $1.2 million in the third quarter of 2015.  In addition, a $931,000 mark-to-market loss on the Company’s foreign currency hedge was recognized in the third quarter of 2016, as compared to a $460,000 mark-to-market loss in the third quarter of 2015.  These losses resulted from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of the Company’s underlying hedge arrangement.  During the third quarter of 2015, the Company also realized a currency hedge gain of $108,000 from the exercise of a U.S. Dollar/Japanese yen currency option.

The net loss for the third quarter of 2016 was $11.5 million, or a $0.16 net loss per share as compared to a net loss of $14.6 million, or $0.20 net loss per share, for the third quarter 2015.

Cash, cash equivalents and investments decreased to $68.7 million at September 30, 2016, as compared to $100.9 million at December 31, 2015.  Net operating cash use for the third quarter of 2016 was $15.0 million, as compared to $12.3 million for the third quarter of 2015.  In September 2016, we closed a $23 million senior credit facility, which provided net proceeds to the Company that exceeded cash utilized for operations in the third quarter, thereby increasing the Company’s total cash and investments from June 30, 2016.  The senior credit facility was fully funded at closing and bears a variable interest rate based upon LIBOR, currently at 8.5%; an interest-only payment period through fiscal 2017; and scheduled principal and interest payments starting in January 2018 and for the following 40 months. Proceeds from the facility are forecasted to extend the Company’s cash runway into the first quarter of 2018 based upon current operating plans. The Company has the option to repay the facility at any time prior to the scheduled principal repayment schedule.

Year to Date Financial Results

For the nine months ended September 30, 2016, total revenues decreased to $17.4 million, from $43.7 million in the first nine months of 2015.  The decrease in revenue resulted from the recognition of approximately $21.7 million of collaborative revenue in the second quarter of 2015 associated with the RAPIVAB out-licensing transaction to Seqirus, no longer recording product sales in 2016 associated with the Seqirus transaction, as well as a decrease in collaborative revenue associated with galidesivir development.

R&D expenses decreased to $48.9 million in the nine months of 2016 from $53.7 million in the first nine months of 2015.  The decrease in 2016 R&D expense, as compared to 2015, reflects the discontinuation of avoralstat development as well as reduced spending on the galidesivir program.

G&A expenses decreased to $8.7 million for the nine months ended September 30, 2016 from $10.3 million for the nine months ended September 30, 2015 due primarily to lower unrestricted grants awarded to HAE patient advocacy groups as well as a general reduction of administrative expenses.

In the nine months of 2016 and 2015, interest expense was $4.4 million and $3.9 million, respectively, and was primarily related to the Company’s non-recourse notes payable.  A mark-to-market loss on the Company’s foreign currency hedge of $7.4 million was recognized in the first nine months of 2016, compared to a mark-to-market loss of $793,000 in the first nine months of 2015.  These gains and losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of the Company’s underlying hedge arrangement. During the second quarters of 2016 and 2015, we also realized currency gains of $811,000 and $1.7 million, respectively, from the exercise of a U.S. Dollar/Japanese yen currency option within the Company’s foreign currency hedge.

The net loss for the nine months ended September 30, 2016 increased to $50.6 million, or $0.69 per share, from $24.9 million, or $0.34 per share for the same period last year.

Corporate Update & Outlook

  In August, BioCryst announced that it dosed the first subject in the APeX-1 clinical trial of BCX7353 for the oral treatment of hereditary angioedema (HAE).  The goal of the APeX-1 trial is to reduce or eliminate angioedema attacks in patients with HAE. Results from
  APeX-1 are expected in the first quarter of 2017.

  On September 7, BioCryst announced positive results from a proof-of-concept study of its broad spectrum antiviral, galidesivir, (formerly BCX4430), for the delayed treatment of Ebola virus infection in rhesus macaques.

  On September 26, the Company announced that it closed a $23 million Senior Credit Facility with Midcap Financial.

  On October 29, galidesivir nonclinical results from a Zika virus infection model were presented in a late-breaker scientific session at IDWeek by Dr. James B. Whitney, PhD, Assistant Professor of Medicine, Harvard Medical School, and Principal Investigator in the Center for Virology and Vaccine Research at Beth Israel Deaconess Medical Center in Boston. Galidesivir dosing in rhesus macaques was well-tolerated and offered significant protection against Zika virus infection.

Financial Outlook for 2016

Based upon development plans and the Company’s awarded government contracts, BioCryst continues to expect its 2016 net operating cash use to be in the range of $55 to $75 million, and has revised its 2016 operating expenses to be in the range of $68 to $80 million, which reflects a reduction from the previous forecasted range of $78 to $98 million.  BioCryst’s operating expense range excludes equity-based compensation expense due to the difficulty in reliably projecting this expense, as it is impacted by the volatility and price of the Company’s stock, as well as the vesting of the Company’s outstanding performance-based stock options.

Conference Call and Webcast

BioCryst's leadership team will host a conference call and webcast on Monday, November 7, 2016 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments.  To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International).  No passcode is needed for the call.  The webcast can be accessed by logging onto www.BioCryst.com.  Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst currently has several ongoing development programs: BCX7353 and second generation oral inhibitors of plasma kallikrein for hereditary angioedema, and galidesivir, (formerly BCX4430), a broad spectrum viral RNA polymerase inhibitor that is a potential treatment for filoviruses. RAPIVAB® (peramivir injection), a viral neuraminidase inhibitor for the treatment of influenza, is BioCryst’s first approved product and is currently marketed in the U.S., Japan, Taiwan and Korea. Post-marketing commitment development activities are ongoing, as well as activities to support regulatory approvals in other territories.  For more information, please visit the Company's website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that planned trials of BCX7353 may not have a favorable outcome, including the APeX-1 trial; that developing a commercial formulation of BCX7353 may take longer or may be more expensive than planned; ongoing and future preclinical and clinical development of other plasma kallikrein inhibitor candidates may not have positive results; that BioCryst may not be able to enroll the required number of subjects in planned clinical trials of  product candidates; that the Company may not advance human clinical trials with product candidates as expected; that regulatory authorities may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that BioCryst may not receive additional government funding to further support the development of galidesivir; that galidesivir development may not be successful; that NIAID or BARDA may further condition, reduce or eliminate future funding; that revenue from RAPIVAB and RAPIACTA is unpredictable and commercialization of RAPIVAB by Seqirus may never result in significant commercial revenue for the Company; that RAPIVAB may not be approved in other countries; that a stockpiling order of RAPIVAB may be delayed or may never occur; that the Company may not be able to meet its debt obligations, that actual financial results may not be consistent with expectations, including that 2016 operating expenses and cash usage may not be within management’s expected ranges.  Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

BCRXW

BIOCRYST PHARMACEUTICALS, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in thousands, except per share)

Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Product sales, net	$-	$5,699	$-	$6,236
Royalty revenue	3,501	126	6,020	1,776
Collaborative and other research and development	4,262	5,162	11,350	35,643
Total revenues	7,763	10,987	17,370	43,655

Expenses:
Cost of products sold	-	1,346	-	1,361
Research and development	14,105	20,067	48,850	53,711
General and administrative	2,756	2,731	8,692	10,326
Royalty	143	5	247	507
Total expenses	17,004	24,149	57,789	65,905

Loss from operations	(9,241)	(13,162)	(40,419)	(22,250)

Interest and other income	109	134	695	367
Interest expense	(1,465)	(1,241)	(4,356)	(3,862)
(Loss) gain on foreign currency derivative	(931)	(352)	(6,561)	861

Net loss	$(11,528)	$(14,621)	$(50,641)	$(24,884)

Basic and diluted net loss per common share	$(0.16)	$(0.20)	$(0.69)	$(0.34)

Weighted average shares outstanding	73,734	73,262	73,677	72,752

Balance Sheet Data (in thousands)
	September 30, 2016		December 31, 2015
	(Unaudited)		(Note 1)
Cash, cash equivalents and investments	$67,192		$99,246
Restricted cash	1,506		1,612
Receivables from collaborations	5,968		6,243
Total assets	91,502		122,359
Non-recourse notes payable (Note 2)	28,133		27,804
Senior credit facility	22,665		-
Accumulated deficit	(561,558)		(510,917)
Stockholders’ equity	3,993		47,724

Note 1: Derived from audited financial statements.
Note 2: Reflects retrospective application of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs

CONTACT:    Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910